Exhibit 10.1

FIRST AMENDMENT TO
EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment (this “January 2018 Amendment”) amends certain provisions of the Executive Employment Agreement entered into between Mawae Rex Morton (“Executive”) and Cyanotech Corporation (the “Company”) on July 14, 2017 (the “2017 Employment Agreement”), and will be effective as of the date signed by both parties below (the “Effective Date”). All capitalized terms used but not defined herein shall have the same meaning given them in the 2017 Employment Agreement.

1.          Amendments.

1.1      Amendment to Section 1 (Position; Commencement Date). Section 1 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“Executive will be employed by the Company in the position of Chief Executive Officer (CEO). Executive will commence employment in this new position on January 24, 2018 (the “CEO Commencement Date”). It is anticipated that Executive will be appointed to serve on the Board of Directors of the Company shortly after the Effective Date, and that Executive will be formally nominated for election to the Board at the next Annual Meeting of Stockholders.”

1.2      Amendment to Section 2 (Duties). Section 2 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“As the Company’s CEO, the Executive shall perform such duties and functions as are determined from time to time by the Company’s Board of Directors. In the performance of his duties with the Company, Executive shall at all times comply with the written policies of the Company and be subject to the reasonable direction of the Board.”

1.3      Amendment to Section 3 (Term of Employment). The first sentence of Section 3 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“The Company shall continue to employ Executive for a period of up to thirty-six (36) months, commencing on the CEO Commencement Date and ending on January 24, 2021 (the “Contract Term”), subject to earlier termination as set forth in Section 16 (“Termination of Employment”). After the initial 36-month period, this Agreement shall continue for successive one-year periods thereafter, subject to the provisions of Paragraph 16 below, and upon the same terms and conditions, except as they may be modified by the parties in writing from time to time, and unless and until written Notice shall be given by either party forty-five (45) days in advance of the end of the initial term or any successive one-year period of the intention not to continue this Agreement (the “Notice Period”) followed by the continued performance of this Agreement for the Notice Period by both parties. The Contract Term of this Agreement shall include all such extensions. For the avoidance of doubt, the decision of any party not to renew this Agreement at any time after the initial 36-month period shall not be considered a termination of this Agreement giving rise to severance obligations.”

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1.4      Amendment to Section 4 (Base Salary). Section 4 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“Effective on the CEO Commencement Date, Executive’s annual base salary will be $300,000.00 (Three Hundred Thousand Dollars and No Cents), and shall be paid in accordance with the regular payroll practices of the Company, subject to withholdings required by law or authorized by Executive. Six months after the CEO Commencement Date, Executive’s annual base salary will increase to $325,000.00 (Three Hundred Twenty Five Thousand Dollars and No Cents). Thereafter, Executive’s salary will be subject to review annually by the Compensation Committee, provided, however, that the Executive’s base salary shall not be reduced except in circumstances where the Company is making proportional reductions in the salaries of all of its executives.”

1.5      Amendment to Section 6 (Executive Bonus Program). Section 6 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“For each full fiscal year during which Executive remains employed under this Agreement, Executive will have an opportunity to earn a fiscal year-end bonus of up to 50% of Executive’s annual base salary then in effect, based upon performance and earnings targets and other standards to be established by the Board or the Compensation Committee for each such year and based upon the Compensation Committee’s and the Board’s evaluations of Executive’s fiscal year results. Bonuses will be determined and awarded in the Board’s discretion following completion of the Company’s annual audit by independent auditors. To the extent any bonuses are paid to Company employees for the 2018 fiscal year, the Compensation Committee intends to make Executive eligible for a bonus based on the portion of the fiscal year during which Executive was President or Chief Executive Officer of the Company, taking into account different bonus targets applicable to each position held by Executive during the fiscal year. In recognition that the Contract Term under this Agreement ends in January whereas the Company’s fiscal year runs through March 31, if the Contract Term expires without extension prior to the end of any given fiscal year, Executive will remain eligible for a bonus in such fiscal year to be calculated based upon the portion of the Contract Term during which he was so employed.”

1.6      Amendment to Section 7 (Stock Option Grants). Section 7 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“In addition to the 75,000 (Seventy Five Thousand) stock options awarded under the 2017 Employment Agreement, the parties agree herein that the Board will grant Executive an additional 45,000 (Forty Five Thousand) stock options exercisable for shares of common stock of the Company under the Company’s 2016 Equity Incentive Plan (the “Plan”). The exercise price for this additional stock option award will be the closing market price on the date of grant. All stock option grants hereunder will be evidenced by and subject to the terms of the Plan and a Stock Option Grant Notice and Option Agreement. The vesting schedule and terms for the stock options will be set forth in the Stock Option Grant Notice and Option Agreement.”

1.7      Amendment to Section 13 (Non-Disparagement). The last sentence of Section 13 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“Executive shall promptly provide written notice of any such order to the Chairman of the Board of Directors.”

1.8      Amendment to Section 15 (Intellectual Property). The third sentence of the second paragraph of Section 15 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“Executive will take reasonable steps to promptly disclose such Work Product to the chairman of the Board of Directors and perform all actions reasonably requested by the Company (whether during or after the employment) to establish and confirm such ownership (including the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any applications for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of interferences relating to any Work Product.”

1.9      Amendments to Section 16 (Termination of Employment).

(a)     Severance Benefits. The 2017 Employment Agreement provided that, if the Company terminates Executive’s employment without Cause, as that term is defined in Section 16(b) of the 2017 Employment Agreement, or if Executive resigns his employment for Good Reason, as that term is defined in Section 16(c) of the 2017 Employment Agreement, Executive will receive an amount equal to his base salary for six (6) months or for the remainder of the Contract Term, whichever is less, together with (a) any other earned but unpaid amounts due under the terms of this Agreement and (b) employee benefits for the applicable severance benefit period. The parties agree herein that, effective six (6) months after the CEO Commencement Date, such Severance Benefits will be increased to Executive’s base salary for twelve (12) months, irrespective of the remaining length of the term of this Agreement, together with (a) any other earned but unpaid amounts due under the terms of this Agreement and (b) employee benefits for the applicable severance benefit period. Except as expressly stated in this paragraph, all other provisions of Section 16 of the 2017 Employment Agreement remain in full force and effect.”

(b)     Resignation as Director. A new paragraph (g) shall be added to Section immediately following paragraph (f), and it shall read in its entirety as follows:

“(g)    Resignation as Director. In the event of Executive’s termination of employment for any reason, Executive shall resign any director positions then held with the Company, and Executive hereby presently and irrevocably tenders his resignation as a director of the Company and of any subsidiary of the Company in which Executive may become a director effective upon the date of your termination of employment with the Company.”

1.10    Amendment to Section 19 (Entire Agreement). Section 19 of the 2017 Employment Agreement is hereby amended in its entirety and replaced with the following:

“The January 2018 Amendment, and the remaining portions of the 2017 Employment Agreement which have not been expressly revised and amended herein, set forth the entire agreement and understanding between the Company and Executive relating to the subject matters herein and supersede all prior or contemporaneous discussions and agreements between the parties, whether oral or written, with respect to the terms of Executive’s employment during the Contract Term.”

2.          Full Force and Effect. Except as otherwise specifically and expressly provided in this January 2018 Amendment, the 2017 Employment Agreement will remain in full force and effect without change. All references in the 2017 Employment Agreement to “this Agreement” or similar references to the 2017 Employment Agreement shall mean the 2017 Employment Agreement as amended hereby. In the event of any conflict or inconsistency between the provisions of this January 2018 Amendment and the 2017 Employment Agreement, the provisions of this January 2018 Amendment shall prevail.

3.          Counterparts. This January 2018 Amendment may be executed by facsimile and in counterparts with the same effect as if the parties hereto had signed the same document, and each such counterpart hereof will be deemed to be an original instrument, but all such counterparts together will constitute but one agreement.

[Signature page follows]

The directors of Cyanotech Corporation, as well as its Compensation Committee, which have approved the terms of this January 2018 Amendment, are very enthusiastic about the prospects for the Company under your leadership as CEO. Please acknowledge your agreement with, and acceptance of, the foregoing terms by signing below where indicated. A copy of this January 2018 Amendment will be filed with the Securities and Exchange Commission as a public document.

Cyanotech Corporation By: /s/ Gerald R. Cysewski Name: Gerald R. Cysewski Title: CEO Date: 1/10/2018	Executive /s/ Mawae Morton Mawae Rex Morton Date: 1/10/2018